EIGHTH AMENDMENT TO CREDIT AGREEMENT
AND
THIRD AMENDMENT TO PLEDGE AND SECURITY AGREEMENT

THIS EIGHTH AMENDMENT TO CREDIT AGREEMENT AND THIRD AMENDMENT TO PLEDGE AND SECURITY AGREEMENT (this “Amendment”), dated as of February 5, 2016, is entered into by and among U.S. AUTO PARTS NETWORK, INC., a Delaware corporation (“Company”), PARTSBIN, INC., a Delaware corporation (“PartsBin”), LOCAL BODY SHOPS, INC., a Delaware corporation (“Local Body Shops”), PRIVATE LABEL PARTS, INC., a Delaware corporation (“Private Label Parts”), WHITNEY AUTOMOTIVE GROUP, INC., a Delaware corporation (“Whitney Auto”, and together with the Company, PartsBin, Local Body Shops and Private Label Parts, collectively, “Borrowers” and each individually a “Borrower”), the other Loan Parties party hereto, the Lenders (as defined below) party hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

RECITALS

A.
Borrowers, the other parties signatory thereto as “Loan Parties” (each individually, a “Loan Party” and collectively, the “Loan Parties”), Administrative Agent, and the financial institutions party thereto as lenders (each individually, a “Lender” and collectively, the “Lenders”) have previously entered into that certain Credit Agreement, dated as of April 26, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrowers. Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

B.
Borrowers, the other Loan Parties and Administrative Agent have previously entered into that certain Pledge and Security Agreement, dated as of April 26, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

C.
Borrowers and the other Loan Parties have requested pursuant to Section 2.09 of the Credit Agreement that Administrative Agent and the Lenders amend the Credit Agreement to increase the aggregate amount of the Revolving Commitments to $30,000,000.

D.
Borrowers and the other Loan Parties have further requested that Administrative Agent and the Lenders amend the Credit Agreement and the Security Agreement, and Administrative Agent and the Lenders are willing to amend the Credit Agreement and the Security Agreement pursuant to the terms and conditions set forth herein.

E.
Each Borrower and each other Loan Party is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Administrative Agent’s or any Lender’s rights or remedies as set forth in the Credit Agreement and the other Loan Documents are being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to Credit Agreement.

a.	The following definitions are hereby added to Section 1.01 of the Credit Agreement in their proper alphabetical order:

“ ‘Eighth Amendment’ means that certain Eighth Amendment to Credit Agreement and Third Amendment to Pledge and Security Agreement, dated as of the Eighth Amendment Effective Date, by and among Borrowers, the other Loan Parties party thereto, Administrative Agent and the Lenders party thereto.”
“ ‘Eighth Amendment Effective Date’ means February 5, 2016.”

b.	Effective as of the date hereof, the following definition set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“ ‘Applicable Rate’ means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolver ABR Spread”, “Revolver Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Fixed Charge Coverage Ratio, computed on a trailing three (3) month basis, as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Company’s consolidated financial information for the Company’s fiscal quarter ending September 30, 2015, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Fixed Charge Coverage Ratio	Revolver Eurodollar Spread	Revolver ABR Spread	Commitment Fee Rate
Category 1 1.75 to 1.0	1.25%	-0.25%	0.25%
Category 2 1.15 to 1.0 but 1.75 to 1.0	1.50%	0.00%	0.25%
Category 3 1.15 to 1.0	1.75%	0.25%	0.25%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Fixed Charge Coverage Ratio shall be effective during the period commencing on and including the first day of the month immediately following the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Fixed Charge Coverage Ratio shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.”

c.	The following definitions set forth in Section 1.01 of the Credit Agreement are hereby amended and restated to read in their entirety as follows:
“ ‘Availability Block’ means an amount equal to $2,000,000; provided that on the Eighth Amendment Effective Date, the Availability Block shall be reduced to $0.”
“ ‘Covenant Testing Trigger Period’ means the period (a) commencing on any day that Excess Availability is less than 8% of the aggregate amount of the Lenders’ Revolving Commitments for any five (5) Business Days (on a cumulative basis rather than a consecutive basis), and (b) continuing until Excess Availability has been greater than or equal to 8% of the aggregate amount of the Lenders’ Revolving Commitments at all times for 45 consecutive calendar days.”

“ ‘Reporting Trigger Period’ means the period (a) commencing on any day that Excess Availability is less than 12% of the aggregate amount of the Lenders’ Revolving Commitments for any five (5) Business Days (on a cumulative basis rather than a consecutive basis), and (b) continuing until Excess Availability has been greater than or equal to 12% of the aggregate amount of the Lenders’ Revolving Commitments at all times for 45 consecutive calendar days.”
“ ‘Revolving Commitment’ means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Eighth Amendment Effective Date is $30,000,000.

d.	The first sentence of Section 2.12(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender (without giving effect to the increase to the Revolving Commitments in connection with the Eighth Amendment) during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate.”

e.	A new Section 2.17(i) is hereby added to the end of Section 2.17 of Credit Agreement as follows:
“(i)    FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Eighth Amendment Effective Date, Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).”

f.	The proviso at the end of the first sentence of Section 5.06 of the Credit Agreement is hereby amended and restated to read as follows:
“provided, however, that if no Event of Default has occurred and is continuing, only one field examination per calendar year (excluding field examinations with respect to Permitted Acquisitions conducted in such year) shall be at the sole expense of the Borrowers (or two field examinations per calendar year for any calendar year during which Excess Availability is less than 15% of the aggregate amount of the Lenders’ Revolving Commitments for 90 days of such calendar year.”

g.	In Section 6.01(e) of the Credit Agreement, the text “$1,500,000” is hereby deleted and replaced with the text “$2,000,000”.

h.	Sections 6.04(p), (q) and (r) of the Credit Agreement are hereby amended and restated to read in their entirety as follows:
“(p)    the funding obligations of the Company pursuant to Section 4.8(e) of the AutoMD Investor Rights Agreement and the payment by the Company of such obligations; provided, that no payment may be made with respect to such obligations unless (A) no Default has occurred and is continuing or would result from any such payment, and (B) both before and after giving effect to any such payment, the Borrowers shall have Excess Availability of at least 8% of the aggregate amount of the Lenders’ Revolving Commitments;

(q)    the reimbursement obligations of the Company with respect to certain obligations of AutoMD pursuant to Section 5.1 of the AutoMD Investor Rights Agreement and the payment by the Company of such obligations; provided, that (i) no payment may be made with respect to such reimbursement obligations unless (A) no Default has occurred and is continuing or would result from any such payment, and (B) both before and after giving effect to any such payment, the Borrowers shall have Excess Availability of at least 8% of the aggregate amount of the Lenders’ Revolving Commitments, and (ii) the aggregate amount of all such payments made by the Company may not exceed $2,500,000; and
(r)    the purchase of up to 2,000,000 shares of the common stock of AutoMD for an aggregate purchase price not to exceed $2,000,000 in accordance with the terms of the AutoMD Transaction Documents, so long as (A) no Default has occurred and is continuing or would result from any such purchase, and (B) both before and after giving effect to any such purchase, the Borrowers shall have Excess Availability of at least 8% of the aggregate amount of the Lenders’ Revolving Commitments.”

i.	A new Section 6.05(m) is hereby added to the end of Section 6.05 of Credit Agreement as follows:
“(m)    sale by Company of up to 2,000,000 shares of AutoMD common stock and/or sale by the Company of all rights to distributions on such shares to Persons that are not Loan Parties, in either case with a preferential right entitling such buyer to any distributions prior and in preference to other shares of AutoMD common stock held by Company; provided, that (i) no Change in Control results from such sale, (ii) such sale is made pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, and (iii) any Restricted Payments or any other payments made with respect to such shares or rights may only be made if expressly permitted by Section 6.08.”

j.	Section 6.08(a)(v) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(v) any Loan Party or any Subsidiary may make, and agree to make, any other Restricted Payments, so long as (A) no Default has occurred and is continuing or would result from any such Restricted Payment, and (B) both before and after giving effect to any such Restricted Payment, the Borrowers shall have Excess Availability of at least 8% of the aggregate amount of the Lenders’ Revolving Commitments.”

k.	Section 6.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“SECTION 6.13 Fixed Charge Coverage Ratio. Upon the occurrence and during the continuance of a Covenant Testing Trigger Period, the Borrowers will not permit the Fixed Charge Coverage Ratio to be less than the required amount set forth in the following table for the applicable period set forth opposite thereto, when measured on a month-end basis as of (a) the last fiscal month immediately preceding the occurrence of such Covenant Testing Trigger Period for which financial statements have most recently been delivered pursuant to Section 5.01(b), and (b) each fiscal month for which financial statements are delivered pursuant to Section 5.01(b) during such Covenant Testing Trigger Period:

Applicable Amount	Applicable Period
1.0 to 1.0	For the 12 month period ending December 31, 2015, and for the 12 month period ending at the end of each month thereafter”

l.	The Commitment Schedule attached to the Credit Agreement is hereby amended and restated in its entirety with the Commitment Schedule attached hereto identified as such.

2.	Amendment to Security Agreement.

a.	The following definition set forth in Article I of the Security Agreement is hereby amended and restated to read in its entirety as follows:
“ ‘Dominion Trigger Period’ means the period (a) commencing on the date that (i) an Event of Default occurs or (ii) Excess Availability is less than 12% of the aggregate amount of the Lenders’ Revolving Commitments for any five (5) Business Days (on a cumulative basis rather than a consecutive basis) and (b) continuing until, during the preceding sixty (60) consecutive days, no Event of Default existed and Excess Availability has been greater than 12% of the aggregate amount of the Lenders’ Revolving Commitments at all times.”
3.Conditions Precedent to Effectiveness of this Amendment. The following shall have occurred before this Amendment is effective:

a.	Amendment. Administrative Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

b.
Representations and Warranties. The representations and warranties set forth herein, and in the Credit Agreement and the Security Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof), must be true and correct in all material respects without duplication of any materiality qualifier contained therein.

c.
Authorizing Resolutions. Administrative Agent shall have received a certificate of each Loan Party dated as of the date hereof signed by a Financial Officer or otherwise acceptable officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to this Amendment and any other Loan Documents executed in connection herewith.

4.Representations and Warranties. Each Borrower and each other Loan Party represents and warrants as follows:

a.
Authority. Each Borrower and each other Loan Party has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery, and performance by each Borrower and each other Loan Party of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on such Borrower or such Loan Party.

b.
Enforceability. This Amendment has been duly executed and delivered by each Borrower and each other Loan Party. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid, and binding obligation of each Borrower and each other Loan Party, enforceable against each Borrower and each other Loan Party in accordance with its terms, and is in full force and effect.

c.
Representations and Warranties. The representations and warranties contained in the Credit Agreement and the Security Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof in all material respects without duplication of any materiality qualifier contained therein as though made on and as of the date hereof.

d.	No Default. No event has occurred and is continuing that constitutes a Default or Event of Default.

5.Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of New York, but without giving effect to any federal laws applicable to national banks.

6.Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of the Amendment.

7.Reference to and Effect on the Loan Documents.

a.Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

b.Upon and after the effectiveness of this Amendment, each reference in the Security Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Security Agreement, and each reference in the other Loan Documents to “the Security Agreement”, “thereof” or words of like import referring to the Security Agreement, shall mean and be a reference to the Security Agreement as modified and amended hereby.

c.Except as specifically set forth in this Amendment, the Credit Agreement, the Security Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified, and confirmed and shall constitute the legal, valid, binding, and enforceable obligations of each Borrower and the other Loan Parties to Administrative Agent and the Lenders without defense, offset, claim, or contribution.

d.The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of Administrative Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

8.Ratification. Each Borrower and each other Loan Party hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and Security Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

9.Estoppel. To induce Administrative Agent and Lenders to enter into this Amendment and to induce Administrative Agent and the Lenders to continue to make advances to Borrowers under the Credit Agreement, each Borrower and each other Loan Party hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim, or objection in favor of any Borrower or any other Loan Party as against Administrative Agent or any Lender with respect to the Obligations.

10.Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11.Severability. In case any provision in this Amendment shall be invalid, illegal, or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Administrative Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:
U.S. AUTO PARTS NETWORK, INC.,
a Delaware corporation
By        /s/ Shane Evangelist
Name:     Shane Evangelist
Title:     Chief Executive Officer
PARTSBIN, INC.,
a Delaware corporation
By        /s/ Shane Evangelist
Name:     Shane Evangelist
Title:     President
LOCAL BODY SHOPS, INC.,
a Delaware corporation
By        /s/ Robert Hamman
Name:     Robert Hamman
Title:     President
PRIVATE LABEL PARTS, INC.,
a Delaware corporation
By        /s/ Arthur Simitian
Name:     Arthur Simitian
Title:     President
WHITNEY AUTOMOTIVE GROUP, INC.,
a Delaware corporation
By        /s/ Jim Nelson
Name:     Jim Nelson
Title:     President

OTHER LOAN PARTIES:
LOBO MARKETING, INC.,
a Texas corporation
By        /s/ Brian Hafer
Name:     Brian Hafer
Title:     President
AUTOMD, INC.,
a Delaware corporation
By        /s/ Tracey Virtue
Name:     Tracey Virtue
Title:     President
PACIFIC 3PL, INC.,
a Delaware corporation
By        /s/ Aaron Coleman
Name:     Aaron Coleman
Title:     President
GO FIDO, INC.,
a Delaware corporation
By        /s/ Aaron Coleman
Name:     Aaron Coleman
Title:     President
AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC.,
a Delaware corporation
By        /s/ David Spangler
Name:     David Spangler
Title:     President
ADMINISTRATIVE AGENT AND LENDER

JPMORGAN CHASE BANK, N.A.,
individually as a Lender and as Administrative Agent

By        /s/ Jolinda N. Walden
Name: Jolinda N. Walden
Title: Authorized Officer

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Commitment
JPMorgan Chase Bank, N.A.	$30,000,000	$30,000,000

Total	$30,000,000	$30,000,000